            [JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY LETTERHEAD]

                               February 24, 1998


John Hancock Variable Series Trust I
John Hancock Place
Boston, Massachusetts  02117


Dear Sirs:

      I refer to the 24f-2 Notice dated February 24, 1998 with respect to the Registration Statement on Form N-1A relating to shares of John Hancock Variable Series Trust I (the "Fund"). The Registration Statement registered an indefinite number of shares of the Fund pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. The Rule 24f-2 Notice makes definite the amount of securities of the Fund which were so registered under the Registration Statement.

      I have examined and relied upon copies of the Registration Statement and the Rule 24f-2 Notice and have examined and relied upon originals, or copies certified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion set forth below.

      Based on the foregoing, I am of the opinion that the shares of the Fund, the registration of which the Rule 24f-2 Notice makes definite in amount, were duly authorized and legally issued, and are fully-paid and non-assessable.

      I hereby consent to the use of this opinion in connection with the filing of the Rule 24f-2 Notice on Form 24F-2.

                                 Very truly yours,


                                 /s/ Ronald J. Bocage
                                 --------------------
                                 Ronald J. Bocage
                                 Vice President and Counsel